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                                                                    Exhibit 99.1

                                 GARY C. WENDT
                         3003 Summer Street, 5th Floor
                          Stamford, Connecticut 06904

                                March 24, 1999

IXL Enterprises, Inc.
1888 Emery Street, N.W.
Atlanta, Georgia 30318

        Re: Consent to be Named in Registration Statement

        In connection with my agreement to become a director of iXL Enterprises, Inc., a Delaware corporation ("iXL"), I hereby consent to being named in any registration statement for the registration of the securities of iXL filed with the Securities and Exchange Commission, including any amendment or amendments thereto (each a "Registration Statement"). This consent is being given to comply with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including without limitation Rule 438 of Regulation C thereof.

        I also grant my permission to include a copy of this consent as a part of any Registration Statement.

                                        Sincerely yours,


                                        /s/ Gary C. Wendt
                                        -------------------------------
                                        Gary C. Wendt